Exhibit 99.1

STONERIDGE REPORTS STRONG THIRD-QUARTER 2016 RESULTS

•	Reports Earnings Per Diluted Share From Continuing Operations of $0.36, an increase of $0.09 per share or 33.3% compared with 3Q15
•	Sales of $173.8 million increased by $11.8 million or 7.3% compared with 3Q15
•	Operating Income of $11.8 million increased by $2.8 million or 31.7% compared with 3Q15
•	PST generated positive operating profit in 3Q15; a $0.7 million improvement over 3Q15
•	Reaffirmed 2016 full-year gross margin, operating margin, earnings per share and EBITDA guidance; revised sales guidance slightly lower to range of $690.0-$700.0 million

WARREN, Ohio – October 27, 2016 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2016, with sales of $173.8 million and earnings per diluted share from continuing operations attributable to Stoneridge, Inc. of $0.36, an increase of $0.09 per share or 33.3% compared with the third quarter of 2015.

The Control Devices segment sales increased by $16.7 million, or 19.2%, to $103.7 million. The sales increase in the Control Devices segment in 2016 reflects sales of new programs primarily in the North American passenger car market.

The Electronics segment sales of $47.8 million declined by $2.9 million or 5.7% compared with the third quarter of 2015. Electronics sales primarily decreased due to lower volumes in the North American commercial vehicle market. The Electronics segment exposure to the North American commercial vehicle market decreased significantly as a result of the Wiring business divestiture in August 2014.

PST experienced a sales decrease of $2.0 million, or 8.2%, to $22.3 million, compared with the third quarter of 2015, due to the continued economic downturn in Brazil. On a constant currency basis, in the third quarter of 2016, the PST segment sales decreased by $4.0 million, or 16.4%, compared with the third quarter of 2015 because of the continued adverse effects of the deteriorated economic conditions in Brazil (see Exhibit 1 for a reconciliation of this non-GAAP financial measure). During the third quarter of 2016, the average Brazilian Real per U.S. Dollar rate strengthened from R$3.51 per USD to R$3.25 per USD, or 7.5%, compared with the third quarter of 2015. This increased U.S. Dollar reported sales for PST by approximately $2.0 million and helped partially offset the local currency sales decline.

Earnings per diluted share attributable to Stoneridge, Inc. was $0.36 for the third quarter of 2016 compared with earnings per diluted share attributable to Stoneridge, Inc. of $0.26 for the third quarter of 2015, an improvement of $0.10 per share or 38.5%.

During the third quarter of 2016, Stoneridge’s operating cash flow was $19.2 million, a $3.7 million or 23.9% increase from operating cash flow of $15.5 million for the third quarter of 2015. At September 30, 2016, Stoneridge’s consolidated cash position was $50.6 million, a decrease of $3.8 million from December 31, 2015. Cash decreased primarily as a result of paying down the outstanding balance on the Company’s revolving line of credit to optimize its net interest expense. Net debt has been reduced by $39.0 million, to $54.6 million at September 30, 2016, from $93.6 million at September 30, 2015. Stoneridge’s Debt to Adjusted EBITDA from Continuing Operations ratio improved to 1.6x compared with 2.4x in the third quarter of 2015 (see Exhibit 2 for a reconciliation of this non-GAAP financial measure).

Jon DeGaynor, President and Chief Executive Officer, commented, “This quarter, Stoneridge continued its trend of improved quarter-on-quarter operating performance. Our 130 basis point increase to operating margin in the third quarter was due to higher sales in our Control Devices segment, currency tailwinds and operating improvements in our Electronics and PST segments.”

DeGaynor added, “PST’s efforts to mitigate the effect of the downturn continue to add value and generate cash. PST improved its operating income by $0.7 million in the third quarter of 2016, compared with the third quarter of 2015, despite a sales decrease of $2.0 million. In the third quarter, PST generated its first quarterly operating profit of the year (excluding non-cash intangible amortization expense related to the purchase of PST), with an operating margin of 5.0%, and it expects to accelerate this in the fourth quarter of 2016. The PST management team continues to demonstrate the ability to manage in a very difficult business environment.”

DeGaynor concluded, “During the quarter, we continued to deliver the operating leverage our incremental sales implied in our 2016 guidance (see Exhibit 3). We look forward to continued strong execution for the remainder of 2016 and into 2017.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2016 third-quarter results can be accessed at 10 a.m. Eastern time on Thursday, October 27, 2016, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial vehicle, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Bob Krakowiak, Chief Financial Officer

248-489-9300

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2016	2015	2016	2015

Net sales	$173,846	$162,057	$523,365	$490,171

Costs and expenses:
Cost of goods sold	124,098	116,912	375,705	355,432
Selling, general and administrative	27,817	26,331	82,836	85,555
Design and development	10,151	9,867	30,912	29,696

Operating income	11,780	8,947	33,912	19,488
Interest expense, net	1,684	1,747	5,038	4,683
Equity in earnings of investee	(307)	(160)	(603)	(492)
Other income, net	(497)	(83)	(722)	(343)

Income before income taxes from continuing operations	10,900	7,443	30,199	15,640

Income tax expense (benefit) from continuing operations	919	32	3,114	(202)

Income from continuing operations	9,981	7,411	27,085	15,842

Loss from discontinued operations	-	(113)	-	(226)

Net income	9,981	7,298	27,085	15,616

Net loss attributable to noncontrolling interest	(303)	(69)	(2,009)	(1,074)

Net income attributable to Stoneridge, Inc.	$10,284	$7,367	$29,094	$16,690

Earnings per share from continuing operations attributable Stoneridge, Inc.:
Basic	$0.37	$0.27	$1.05	$0.62
Diluted	$0.36	$0.27	$1.03	$0.61

Loss per share attributable to discontinued operations:
Basic	$0.00	$(0.01)	$0.00	$(0.01)
Diluted	$0.00	$(0.01)	$0.00	$(0.01)

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.37	$0.26	$1.05	$0.61
Diluted	$0.36	$0.26	$1.03	$0.60

Weighted-average shares outstanding:
Basic	27,792	27,444	27,753	27,299
Diluted	28,359	28,008	28,266	27,927

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands)	2016	2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$50,560	$54,361
Accounts receivable, less reserves of $1,563 and $1,066, respectively	122,286	94,937
Inventories, net	65,200	61,009
Prepaid expenses and other current assets	31,677	21,602
Total current assets	269,723	231,909

Long-term assets:
Property, plant and equipment, net	90,746	85,264
Intangible assets, net and goodwill	41,294	36,699
Investments and other long-term assets, net	11,839	10,380
Total long-term assets	143,879	132,343
Total assets	$413,602	$364,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$9,901	$13,905
Accounts payable	66,596	55,225
Accrued expenses and other current liabilities	50,032	38,920
Total current liabilities	126,529	108,050

Long-term liabilities:
Revolving credit facility	87,000	100,000
Long-term debt, net	8,264	4,458
Deferred income taxes	43,290	41,332
Other long-term liabilities	3,898	3,983
Total long-term liabilities	142,452	149,773

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,907 shares issued and 27,843 and 27,912 shares outstanding at September 30, 2016 and December 31, 2015, respectively, with no stated value	-	-
Additional paid-in capital	203,976	199,254
Common Shares held in treasury, 1,123 and 995 shares at September 30, 2016 and December 31, 2015, respectively, at cost	(5,592)	(4,208)
Accumulated deficit	(3,011)	(32,105)
Accumulated other comprehensive loss	(64,456)	(69,822)
Total Stoneridge, Inc. shareholders' equity	130,917	93,119
Noncontrolling interest	13,704	13,310
Total shareholders' equity	144,621	106,429
Total liabilities and shareholders' equity	$413,602	$364,252

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2016	2015	2016	2015

Net income	$9,981	$7,298	$27,085	$15,616
Less: Net loss attributable to noncontrolling interest	(303)	(69)	(2,009)	(1,074)
Net income attributable to Stoneridge, Inc.	10,284	7,367	29,094	16,690

Other comprehensive income (loss), net of tax attributable to Stoneridge, Inc.:
Foreign currency translation	(638)	(12,557)	5,923	(24,497)
Benefit plan liability	(84)	-	(84)	(45)
Unrealized loss on derivatives	(64)	(236)	(473)	(29)
Other comprehensive income (loss), net of tax attributable to Stoneridge, Inc.	(786)	(12,793)	5,366	(24,571)

Comprehensive income (loss) attributable to Stoneridge, Inc.	$9,498	$(5,426)	$34,460	$(7,881)

The Company has combined comprehensive income (loss) from continuing operations and comprehensive loss from discontinued operations herein.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine months ended September 30 (in thousands)	2016	2015

OPERATING ACTIVITIES:
Net cash provided by operating activities	$37,017	$17,133

INVESTING ACTIVITIES:
Capital expenditures	(18,484)	(23,521)
Proceeds from sale of fixed assets	652	53
Payments related to sale of Wiring business	-	(1,230)
Business acquisition	-	(469)
Net cash used for investing activities	(17,832)	(25,167)

FINANCING ACTIVITIES:
Revolving credit facility payment	(13,000)	-
Proceeds from issuance of debt	13,317	19,116
Repayments of debt	(21,312)	(20,015)
Other financing costs	(339)	(49)
Repurchase of Common Shares to satisfy employee tax withholding	(1,384)	(2,854)
Net cash used for financing activities	(22,718)	(3,802)

Effect of exchange rate changes on cash and cash equivalents	(268)	(1,896)

Net change in cash and cash equivalents	(3,801)	(13,732)

Cash and cash equivalents at beginning of period	54,361	43,021

Cash and cash equivalents at end of period	$50,560	$29,289

The Company has combined cash flows from continuing operations and cash flows from discontinued operations within the operating, investing and financing categories.

Exhibit 1

Stoneridge, Inc.

Reconciliation of Sales to Constant Currency Adjusted Sales

Three months ended September 30, 2016 and 2015 (in thousands)

(Unaudited)

			Increase /	Percent
	2016	2015	(Decrease)	Increase

Electronics Segment Sales As Reported	$47,804	$50,688	$(2,884)	(5.7)%

Plus: Constant Foreign Currency Translation Adjustment	1,193	-	1,193

Adjusted Electronics Segment Sales	$48,997	$50,688	$(1,691)	(3.3)%

PST Segment Sales As Reported	$22,342	$24,339	$(1,997)	(8.2)%

Less: Constant Foreign Currency Translation Adjustment	(2,004)	-	(2,004)

Adjusted PST Segment Sales	$20,338	$24,339	$(4,001)	(16.4)%

Total Consolidated Sales As Reported	$173,846	$162,057	$11,789	7.3%

Plus: Constant Foreign Currency Translation Adjustment	(811)	-	(811)

Total Consolidated Constant Currency Adjusted Sales	$173,035	$162,057	$10,978	6.8%

Exhibit 2

Stoneridge, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations

Twelve months ended September 30, 2016 and 2015 (in thousands)

(Unaudited)

	2016		2015

Net income (loss)	$32,033		$(17,382)
Interest expense, net	6,720		6,504
Equity in earnings of investees	(719)		(719)
Other expense (income), net	1,452		(2,047)
Expense (benefit) for income taxes	2,769		(1,269)
Depreciation and amortization	22,347		23,941
Share-based compensation impact of CEO Retirement	-		2,225
Discontinued operations	(16)		1,918
Loss on early extinguishment of debt	-		9,687
PST purchase accounting and goodwill impairment	50		27,519

Adjusted EBITDA from continuing operations	$64,636		$50,377

Total Debt	$105,165		$122,895
Total Debt / Adjusted EBITDA from continuing operations	1.6	x	2.4	x

Exhibit 3

	August 2, 2016	October 27, 2016
	*Guidance**	*Guidance***

Sales (in millons)	$705 - $715	$690 - $700
Gross Margin	26.0% - 28.5%	26.0% - 28.5%
Operating Margin	6.0% - 7.3%	6.0% - 7.3%
EPS/Adjusted EPS **	$1.25 - $1.40	$1.25 - $1.40
EBITDA %	9.5% - 11.3%	9.5% - 11.3%

FX Rates :

BRL/USD	3.40	3.40
MXN/USD	17.80	18.35
USD/EUR	1.12	1.14
SEK/USD	8.25	8.32

* Both guidance scenarios assume no reversal of US Deferred Tax Valuation Allowance

** August 2, 2016 Guidance used adjusted EPS of $.31/share in 1Q16 and $.41/share as reported in 2Q16

*** October 27, 2016 Guidance used adjusted EPS of $.31/share in 1Q16 and $.41/share as reported in 2Q16 and $.36/share as reported in 3Q16